FREE WRITING PROSPECTUS FILED PURSUANT TO RULE 433 REGISTRATION FILE NO.: 333-195164-07

From: Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI)

Subject: Fwd:NEW ISSUE CMBS: WFCM 2015-NXS1 *PUBLIC ANNOUNCEMENT*

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2015-NXS1 - PUBLIC NEW ISSUE
**ANNOUNCEMENT** $875.224 MM FIXED-RATE CMBS OFFERING

LEAD MANAGER & SOLE BOOKRUNNER: WELLS FARGO SECURITIES
CO-MANAGERS: BARCLAYS CAPITAL AND NATIXIS SECURITIES AMERICAS LLC
OFFERED CERTIFICATES - PUBLIC
CLASS DBRS/FITCH/MDY SIZE($MM) C/E WAL CUM LTV NOI DY
A-1 AAA(sf)/AAAsf/Aaa(sf) $32.424 30.000% 2.46 45.7% 13.6%
A-2 AAA(sf)/AAAsf/Aaa(sf) $164.219 30.000% 4.50 45.7% 13.6%
A-3 AAA(sf)/AAAsf/Aaa(sf) $20.791 30.000% 6.96 45.7% 13.6%
A-4 AAA(sf)/AAAsf/Aaa(sf) $155.000 30.000% 9.41 45.7% 13.6%
A-5 AAA(sf)/AAAsf/Aaa(sf) $236.966 30.000% 9.79 45.7% 13.6%
A-SB AAA(sf)/AAAsf/Aaa(sf) $59.256 30.000% 6.90 45.7% 13.6%
A-S AAA(sf)/AAAsf/Aa2(sf) $54.926 24.250% 9.96 49.5% 12.5%
X-A AAA(sf)/AAAsf/NR $723.582 N/A N/A N/A N/A
X-B AAA(sf)/NR/NR $151.642 N/A N/A N/A N/A
B AA(low)(sf)/AA-sf/NR $52.537 18.750% 9.96 53.1% 11.7%
C A(low)(sf)/A-sf/NR $45.373 14.000% 9.96 56.2% 11.0%
D BBB(low)(sf)/BBB-sf/NR $53.732 8.375% 9.96 59.9% 10.4%

NON-OFFERED CERTIFICATES - PRIVATE (144A)
CLASS DBRS/FITCH/MDY SIZE($MM) C/E WAL CUM LTV NOI DY
A-5FL AAA(sf)/AAAsf/Aaa(sf) $236.966 30.000% 9.79 45.7% 13.6%

COLLATERAL SUMMARY

CUT-OFF DATE BALANCE: $955,224,154
NUMBER OF LOANS: 68
NUMBER OF PROPERTIES: 93
WA CUT-OFF LTV: 65.4%
WA BALLOON LTV: 57.7%
WA U/W NCF DSCR: 1.65x
WA U/W NOI DEBT YIELD: 9.5%
WA MORTGAGE RATE: 4.133%
TOP TEN LOANS %: 44.8%
WA TERM TO MATURITY (MOS): 109
WA AMORTIZATION TERM (MOS): 353
WA SEASONING (MOS): 3

LOAN SELLERS: NATIXIS (66.4%), WFB (33.6%)

TOP 5 PROPERTY TYPES: OFFICE (48.6%), RETAIL (22.1%),
HOSPITALITY (10.0%), MIXED USE (7.4%), OTHER (5.2%)

TOP 5 STATES: CA (29.9%), NY (10.9%), VA (9.9%),
TX (9.9%), FL (6.0%)

MASTER SERVICER: WELLS FARGO BANK, NATIONAL ASSOCIATION
SPECIAL SERVICER: RIALTO CAPITAL ADVISORS, LLC
SUBORDINATE CLASS REP: RREF II CMBS AIV, LP or another affiliate of
RIALTO CAPITAL ADVISORS, LLC

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1: ATTACHED
PRELIMINARY FWP: ATTACHED
PRESALE REPORTS: WED, 4/15 - THURS, 4/16
ANTICIPATED PRICING: EARLY WEEK OF 4/20
ANTICIPATED SETTLEMENT: APRIL 29, 2015

ROADSHOW
NEW YORK 1x1's: WED, 4/15
HARTFORD, BREAKFAST: THURS, 4/16 @ 8:30AM ET, MAX'S DOWNTOWN
BOSTON, LUNCH: THURS, 4/16 @ 12:00PM ET, THE LANGHAM
MINNEAPOLIS, BREAKFAST: THURS, 4/16 @ 7:30AM CT, GRAND HOTEL MINNEAPOLIS
CONFERENCE CALLS: UPON DEMAND

PRE-RECORDED GLOBAL INVESTOR CALL: WWW.NETROADSHOW.COM REVIEW CODE: WF15NXS1 (not case-sensitive) DIRECT LINK: http://www.netroadshow.com/nrs/wp/default.html?show=CB6fBc

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-195164) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. – 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

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